ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

PENN SERIES FUNDS, INC.

PENN SERIES FUNDS, INC. (the “Corporation”), a corporation organized under the laws of the State of Maryland with its principal office at 600 Dresher Road, Horsham, Pennsylvania, 19044, does hereby file for record with the State Department of Assessments and Taxation of Maryland the following Articles of Amendment to its Articles of Incorporation.

FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND: On February 23, 2011, the Corporation’s Board of Directors adopted resolutions redesignating the class of stock of the Corporation designated currently as the REIT Fund Common Stock to Real Estate Securities Fund Common Stock.

THIRD: Pursuant to the requirements of Section 2-607 of the Maryland General Corporation Law, the Board of Directors has determined to file of record these Articles of Amendment, which Amendment is limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders and which Amendment is solely for the purpose of redesignating a class of the Corporation’s common stock.

FOURTH: The description of the shares of stock designated and classified by the Corporation, as amended by these Articles of Amendment, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, is as set forth in the Articles of Incorporation, as amended, and has not changed in connection with these Articles of Amendment.

FIFTH: These Articles of Amendment shall be effective as of May 1, 2011.

IN WITNESS WHEREOF, Penn Series Funds, Inc. has caused these Articles of Amendment to be executed by its President and attested by its Secretary on this 28th day of April 2011.

PENN SERIES FUNDS, INC.

By:	/s/ Peter M. Sherman
Peter M. Sherman President

Attest:	/s/ Kathleen P. Vandy
Kathleen P. Vandy Secretary

THE UNDERSIGNED, President of Penn Series Funds, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

By:	/s/ Peter M. Sherman
Peter M. Sherman President